                                                                   EXHIBIT 10.30

March 16, 1999

CECO Filters, Inc.
Air Purator Corporation
New Busch Co., Inc.
U.S. Facilities Management Company, Inc.
1029 Conshohocken Road
Conshohocken, PA 19428
Attention: Mr. Steven Taub

Re:      $5,000,000 Secured Committed Line of Credit
         $625,000.06 Secured Term Loan
         $787,155.41 First Mortgage Loan
         $2,000,000 Senior Committed Acquisition Line of Credit

Dear Mr. Taub:

We are pleased to inform you that PNC Bank, National Association (the "Bank") has approved your requests for a secured committed line of credit, a term loan, a first mortgage loan and a senior committed acquisition line of credit to CECO Filters, Inc. ("CECO Filters"), Air Purator Corporation, New Busch Co., Inc. and U.S. Facilities Management Company, Inc. (collectively, the "Borrowers"). We look forward to this opportunity to help you meet the financing needs of your business. As your primary bank, we want to supply all your banking needs.

All the details regarding your loans are outlined in the following sections of this letter. If these terms are satisfactory, please follow the instructions for proceeding with your loans provided at the end of this letter.

1. Secured Committed Line of Credit and Use of Proceeds. The first credit facility covered by this letter is a secured committed line of credit under which the Borrowers' Representative (as hereinafter defined) may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrowers from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $5,000,000 (the "Line of Credit"). The "Expiration Date" shall mean March 16, 2000, or such other later date as may be designated by the Bank by written notice to the Borrowers' Representative (including, if applicable, the Refinancing Extension (as hereafter defined)). If on or prior to the then current Expiration Date, and in the absence of an Event of Default under the Line of Credit Note (as hereinafter defined), the Bank has determined that it will not renew the Line of Credit and extend such Expiration Date or if the Bank proposes changes to the material terms and conditions of the Line of Credit as a condition to such renewal and extension and the Borrowers do not agree to such changes, the Bank will nonetheless extend the Expiration Date for the lesser of (i) the period of time necessary for the Borrowers to consummate replacement financing for the Loans and (ii) one hundred twenty (120) days from such Expiration Date (such additional period being referred to as the "Refinancing Extension")

Advances under the Line of Credit will be used to refinance the existing $2,000,000 CoreStates Bank Demand Line of Credit and for general corporate and working capital purposes of the Borrowers.

         a. Advance Procedures. In order to request an advance under the Line of Credit, the Borrowers' Representative shall hand deliver or telecopy (or notify by telephone and promptly confirm by hand delivery or telecopy) to the Bank the information requested by the form of Borrowing Request attached as Exhibit A hereto (i) not later than 2:00 p.m., Philadelphia time, on the day of the proposed borrowing, in the case of Line of Credit Loans bearing interest under the Prime Rate Option and (ii) not later than 11:00 a.m. three business days before a proposed borrowing in the case of Line of Credit Loans bearing interest under the Euro-Rate Option. Such notice shall be irrevocable and shall specify
(a) the principal amount of the borrowing being requested (minimum borrowing increments of $50,000; (b) whether the borrowing then being requested is to bear interest under the Euro-Rate Option or the Prime Rate Option; (c) the date of such borrowing (which shall be a business day); and (d) if such borrowing is to bear interest under the Euro-Rate Option, the interest period with respect thereto, which shall be one, two or three months. If no election as to the type of borrowing is specified in any such notice, then the requested borrowing shall bear interest under the Prime Rate Option. If no interest period with respect to any borrowing bearing interest under the Euro-Rate Option is specified in any such notice, then the Borrowers shall be deemed to have selected an interest period of one month's duration.

         b. Interest Rate. Each Line of Credit Loan shall bear interest as set forth in the Line of Credit Note (as defined below), the terms of which are incorporated into this letter by reference.

         c. Repayment. Subject to the terms and conditions of this letter, and provided there is no Event of Default (as defined in the Line of Credit Note), the Borrowers may borrow, repay and reborrow under the Line of Credit amounts not to exceed $5,000,000 until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Line of Credit Note.

         d. Line of Credit Note. The obligation of the Borrowers to repay loans under the Line of Credit shall be evidenced by a Line of Credit Note (the "Line of Credit Note") in form and content satisfactory to the Bank.

2. Term Loan and Use of Proceeds. The second credit facility covered by this letter is a term loan in the amount of $625,000.06 (the "Term Loan"). The proceeds of the Term Loan will be advanced at the time of closing and shall be used to refinance CECO Filters' existing term loan from CoreStates Bank.

         a. Interest Rate. Amounts outstanding under the Term Loan will bear interest at one of the rate alternatives provided in the Term Note (as defined below), the terms of which are incorporated into this letter by reference.

         b. Repayment. The principal amount of the Term Loan shall be paid in consecutive monthly installments of $20,833 commencing on April 1, 1999 with a final payment of all outstanding principal and accrued interest on September 1, 2001. Interest shall be paid in arrears at the same time as the principal installments.

         c. Term Note. The obligation of the Borrowers to repay the Term Loan shall be evidenced by a Term Note (the "Term Note") in form and content satisfactory to the Bank.

3. Mortgage Loan and Use of Proceeds. The third credit facility covered by this letter is a mortgage loan in the amount of $787,155.41 (the "Mortgage Loan"). The proceeds of the Mortgage Loan will be advanced at the time of closing and shall be used to refinance CECO Filters' existing mortgage loan from CoreStates Bank.

         a. Interest Rate. Amounts outstanding under the Mortgage Loan will bear interest at one of the rate alternatives provided in the Mortgage Note (as defined below), the terms of which are incorporated into this letter by reference.

         b. Repayment. The principal amount of the Mortgage Loan shall be paid in eighty-three consecutive monthly installments in the amount of $8,032.20 each, commencing on April 1, 1999 and continuing on the first day of each month thereafter and a balloon payment of all outstanding principal and interest on March 1, 2006. Interest shall be paid in arrears at the same time as the principal installments.

         c. Mortgage Note. The obligation of the Borrowers to repay the Mortgage Loan shall be evidenced by a Mortgage Note (the "Mortgage Note") in form and content satisfactory to the Bank.

4. Acquisition Line of Credit and Use of Proceeds. The fourth credit facility covered by this letter is an acquisition line of credit in the amount of $2,000,000 (the "Acquisition Line of Credit"). The Borrowers shall have the option to finance the cost of certain acquisitions by separate term loans (each, an "Acquisition Loan"), subject to the terms and conditions hereof. Acquisition Loans shall be made at such times on or before March 16, 2000 (the "Acquisition Line Expiration Date") and in such amounts as the Borrowers' Representative may request in writing from time to time, provided, the aggregate initial principal amount of all Acquisition Loans shall not exceed $2,000,000. The Acquisition Loans, together with the loans under the Line of Credit, the Term Loan, and the Mortgage Loan are hereafter called the "Loans").

         a. Interest Rate. (i) Each Acquisition Loan shall bear interest at a rate per annum (the "Floating Rate") which is equal to the Prime Rate plus (x) at all times prior to the USFM Date (as defined below), one-half of one percent (1/2%) and (y) at all times from and after the USFM Date through the maturity date of such Acquisition Loan, one quarter of one percent (1/4%); provided that the Borrowers shall have the one time option to convert from the Floating Rate and fix the interest at a rate (the "Fixed Rate") offered by the Bank as its cost of funds rate for the then remaining term of the Acquisition Loan plus (i) at all times prior to the USFM Date, two and three quarters percent (2 3/4%),
(ii) at all times from and after the USFM Date through the maturity date of such Acquisition Loan, two and one-half percent (2 1/2%), and
(iii) interest will be calculated on the basis of a year of 360 days and the actual number of days elapsed. As used herein, "Prime Rate" shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest under each Acquisition Note will change automatically without notice to the Borrowers' Representative, effective on the date of any such change. For purposes of each Acquisition Note, the "USFM Date" is the last day of the second of two consecutive fiscal quarters of U.S. Facilities Management Company, Inc. ("USFM") during both of which USFM has had net income determined in accordance with generally accepted accounting principles equal to or greater than zero (0).

         b. Repayment. The principal amount of each Acquisition Loan shall be payable in equal consecutive quarterly installments during the term thereof and the principal of and accrued interest on each Acquisition Loan shall be due and payable three (3) years from the date when such Acquisition Loan was made. Interest shall be due and payable monthly as set forth in the corresponding Acquisition Note.

         c. Acquisition Note. The obligation of the Borrowers to repay each Acquisition Loan shall be evidenced by a separate promissory note (the "Acquisition Note" and, together with the Line of Credit Note, the Term Note, the Mortgage Note, the "Notes") in form and content satisfactory to the Bank.

         d. Additional Conditions Precedent to the Bank's Obligation to Advance Under the Acquisition Line of Credit. The Bank's obligation to make any advance under the Acquisition Line of Credit is subject to the further condition that as of the date of each Acquisition Loan, the Bank shall have received the following:

                  (i) a Compliance Certificate showing that, after giving effect to such Acquisition Loan and the acquisition to be financed from the proceeds thereof, the Borrowers are in compliance with the covenants set forth herein;

                  (ii) a certificate of an officer of the Borrowers stating that
(a) the target company of such acquisition is a company domiciled in the United States and its business is complimentary to that of the Borrowers and (b) such acquisition is not the result of a contested or "hostile" takeover;

                  (iii) a fully executed Amendment to the Security Agreement (as defined below) or any additional security document(s) necessary in the Bank's sole discretion to give the Bank a first priority security interest in all of the assets or stock of the target company of such acquisition;

                  (iv) copies of any and all additional debt (subordinated, seller, lease, pari-passu debt) instruments to be executed or assumed in connection with such acquisition, the amount and terms of which shall be acceptable to the Bank;

                  (v) copies of any and all documents to be executed or assumed in connection with the acquisition which reflect any contingent or potential liabilities, the terms of which shall be acceptable to the Bank; and

                  (vi) evidence that at the time of making the Acquisition Loan there remains at least $500,000 available under the Acquisition Line of Credit.

5. Security. The Borrowers must cause the following to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Line of Credit, the Term Loan, the Mortgage Loan and the Acquisition Loans:

         a. a guaranty and suretyship agreement, under which CECO Environmental, Inc., a New York corporation (the "Guarantor") will unconditionally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrowers;

         b. a security agreement (the "Security Agreement") granting the Bank a first priority perfected lien on the Borrowers' existing and future accounts, inventory, equipment, general intangibles, chattel paper, documents and instruments and other personal property;

         c. a mortgage granting the Bank a first priority perfected lien on real property located at 1029 Conshohocken Road, Conshohocken, PA (the "Premises") up to the principal amount of $787,155.41, subject to the existing second mortgage securing financing from the Pennsylvania Industrial Development Authority (the "PIDA Mortgage");

         d. a mortgage granting the Bank a third lien on the Premises securing the remaining amount of the Loans;

         e. insurance on all of the real and personal property of the Borrowers, in such amounts and with such coverages as are reasonably acceptable to the Bank, containing standard mortgagee and/or lender loss payable endorsements in favor of the Bank; and

         f. an assignment to the Bank of a life insurance policy in the initial face amount of $5,000,000 insuring the life of Steven Taub, subject to the terms and conditions set forth in that certain side letter between the Bank and CECO Filters dated the date hereof.

6. Covenants. Unless compliance is waived in writing by the Bank or until termination of the Line of Credit, Term Loan, Mortgage Loan and the Acquisition Line of Credit and payment in full of the Loans:

         a. The Borrowers will promptly submit to the Bank such information relating to the Borrowers' affairs as the Bank may reasonably request.

         b. The Borrowers will not make or permit any material change in the nature of its business as carried on as of the date of this letter or in its senior management or decrease the equity ownership by Guarantor.

         c. The Borrowers will comply with the financial and other covenants included in Exhibit B hereto.

7. Representations and Warranties. To induce the Bank to extend the Line of Credit, the Term Loan, the Mortgage Loan, and the Acquisition Line of Credit or the making of any advance to the Borrowers under the Line of Credit or the Acquisition Line of Credit, the Borrowers represent and warrant as follows:

         a. The Borrowers' latest financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrowers' operations for the period specified therein. The Borrowers' financial statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject in the case of interim statements to normal year-end adjustments. Since the date of the latest financial statements provided to the Bank, the Borrowers have not suffered any damage, destruction or loss which has materially adversely affected their business, assets, operations, financial condition or results of operations.

         b. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrowers, threatened against the Borrowers which could result in a material adverse change in their business, assets, operations, financial condition or results of operations and there is no basis known to the Borrowers or their officers, directors or shareholders for any such action, suit, proceedings or investigation.

         c. The Borrowers have filed all returns and reports that are required to be filed by them in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrowers or their property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

         d. Each of the Borrowers is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

         e. The Borrowers have full power and authority to enter into the transactions provided for in this letter and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrowers, this letter and the other loan documents executed and delivered pursuant hereto will constitute the legal, valid and binding obligations of the Borrowers, enforceable in accordance with their terms.

         f. There does not exist any default or violation by any of the Borrowers of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon such Borrower by any law or by any governmental authority, court or agency.

8. Costs. The Borrowers shall reimburse the Bank for the Bank's expenses (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in documenting and closing this transaction and the related transactions executed concurrently herewith and in connection with any amendments, modifications, renewals or enforcement actions relating to the Loans.

9. Fees.

         a. Line of Credit Fee. Beginning on April 1, 1999 and on each July 1, October 1, January 1 and April 1 thereafter and on the Expiration Date, the Borrowers shall pay a commitment fee to the Bank, in arrears, at the rate of one quarter of one percent (.25%) per annum on the average daily balance of the Line of Credit which is undisbursed during the preceding quarter or portion thereof. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

         b. Acquisition Line of Credit Fee. Beginning on April 1, 1999 and on each July 1, October 1, January 1 and April 1 thereafter and on the Acquisition Line Expiration Date, the Borrowers shall pay a commitment fee to the Bank, in arrears, at the rate of one quarter of one percent (.25%) per annum on the average daily balance of the Acquisition Line of Credit which is undisbursed during the preceding quarter or portion thereof. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

         c. Acquisition Loan Fee. On the date of the making of each Acquisition Loan, the Borrowers will pay to the Bank a fee equal to one percent (1%) of the amount of such Acquisition Loan.

10. Depository. The Borrowers will establish and maintain at the Bank the Borrowers' primary depository accounts.

11. Acceleration of Term Loan and Mortgage Loan. Notwithstanding any other provision hereof or in the Notes, in the event the Line of Credit is terminated by the Borrower, the Term Loan and the Mortgage Loan and the Acquisition Loans shall, at Bank's discretion, also become due and payable at the time of such termination. If on or prior to the current Expiration Date, and in the absence of an Event of Default under any of the Notes, the Bank has determined that it will not renew the Line of Credit and extend such Expiration Date or if Bank proposes changes to the material terms and conditions of the Line of Credit as a condition to such renewal and extension and the Borrowers do not agree to such changes, the Term Loan, the Mortgage Loan and the Acquisition Loans shall all become due and payable at the expiration of the Refinancing Extension.

12. Borrowers' Representative. Each of the Borrowers hereby appoints CECO Filters as its non-exclusive representative for providing notices and reports to and otherwise communicating with the Bank under this Agreement or the other loan documents, including without limitation making requests for Loans hereunder, and providing information on behalf of any one or more of the Borrowers and for receiving communications and notices from the Bank. (In such capacity, CECO Filters is herein referred to as the "Borrowers' Representative"). The Bank shall be entitled to rely exclusively on the Borrowers' Representative's authority so to act in each instance without inquiry or investigation, and each of the Borrowers hereby agrees to indemnify and hold harmless the Bank for any losses, costs, delays, errors, claims, penalties or charges arising from or out of the Borrowers' Representative's actions pursuant to this Section 12 and the Bank's reliance thereon and hereon, provided, however, that the foregoing indemnity agreement shall not apply to losses, costs, delays, errors, claims, penalties or charges solely attributable to the Bank's gross negligence or willful misconduct. Notice from the Borrowers' Representative shall be deemed to be notice from all Borrowers and notice to the Borrowers' Representative shall be deemed to be notice to all Borrowers.

13. Additional Provisions. Before the first advance under the Line of Credit, the Term Loan, the Mortgage Loan or the Acquisition Line of Credit, the Borrowers agree to sign and deliver to the Bank the Notes, audited financial statements of the Borrowers for the fiscal year ended December 31, 1998, which are satisfactory to the Bank and contain no material changes from the draft financial statements for such fiscal year previously provided to the Bank by the Borrowers, a Subordination Agreement dated the date hereof between CECO Filters, Inc. and CECO Environmental, Inc. and other required documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance under the Line of Credit or the Acquisition Line of Credit if any Event of Default (as defined in the Notes) or event which with the passage of time, provision of notice or both would constitute an Event of Default under the Notes shall have occurred and be continuing.

Each of the Borrowers hereby irrevocably and unconditionally: A. submits for itself and its property in any legal action or proceeding relating to this letter or the Notes, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof; B. consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; C. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth on the first page hereof or at such other address of which the Bank shall have been notified in writing by the Borrowers' Representative; and D. agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This letter is governed by the laws of the Commonwealth of Pennsylvania. No modification or waiver of any of the terms of this letter will be valid and binding unless agreed to in writing by the Bank. When accepted, this letter and the other documents described herein will constitute the entire agreement between the Bank and the Borrowers concerning the Line of Credit, the Term Loan, the Mortgage Loan and the Acquisition Line of Credit, and shall replace all prior understandings, statements, negotiations and written materials relating to the Line of Credit, the Term Loan, the Mortgage Loan and the Acquisition Line of Credit. Please acknowledge acceptance of these terms by signing in the space indicated below.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION


By:__________________________________
     Name:
     Title:

                                   ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted this 16th day of March, 1999.

Borrowers:

CECO Filters, Inc.


By:  /Steven Taub/
------------------------------

Title:  /President
------------------------------

Air Purator Corporation


By:  /Steven Taub/
------------------------------

Title:  /President
------------------------------

New Busch Co., Inc.


By:  /Steven Taub/
------------------------------

Title:  /President
------------------------------

U.S. Facilities Management Company, Inc.


By:  /Steven Taub/
------------------------------

Title:  /President
------------------------------

                                    EXHIBIT A


                            FORM OF BORROWING REQUEST

                                                                       [Date]


PNC Bank, National Association
1600 Market Street
Philadelphia, PA 19103
Attention: John G. Siegist

Ladies and Gentlemen:

         The undersigned, CECO Filters, Inc., Air Purator Corporation, New Busch Co., Inc. and U.S. Facilities Management Company, Inc. (collectively, the "Borrowers"), refer to the Letter Agreement dated March 16, 1999 (as heretofore amended, supplemented or otherwise modified, the "Letter Agreement"), between the Borrowers and PNC Bank, National Association. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Letter Agreement. The Borrowers hereby give you notice pursuant to the Letter Agreement that they request an advance under the Letter Agreement, and in that connection set forth below the terms on which such advance is requested to be made:


(A)  Principal amount of advance $___________________

(B)  Interest Rate Option(1) $___________________

(C)  Date of borrowing (which is a business day) ____________________

(D)  If the advance is to bear interest under the
     Euro-Rate Option, Euro-Rate Interest Period(2)   ____________________



__________________________
(1) Euro-Rate Option or Prime Rate Option.

(2) Which shall be subject to the definition of "Euro-Rate Interest Period" in the Line of Credit Note and end not later than the Expiration Date.

         Upon acceptance of the advance made by the Bank in response to this request, the Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in the Letter Agreement have been satisfied.

                                        Very truly yours,

                                        CECO FILTERS, INC.


                                        By:_____________________________________
                                           Name:
                                           Title:

                                    EXHIBIT B

FINANCIAL REPORTING COVENANTS:

1.       The Borrowers' Representative will deliver to the Bank:

         (A) Financial Statements for each fiscal year, within 90 days after the end of each fiscal year, audited and certified by a certified public accountant acceptable to the Bank.
         (B) Financial Statements for each fiscal quarter except the fourth quarter, within 45 days after the end of each quarter
         (C) With each delivery of Financial Statements, the chief executive officer or chief financial officer of the Borrowers' Representative shall also deliver a certificate, substantially in the form of Exhibit C (a "Compliance Certificate"), on behalf of the Borrowers as to the Borrowers' compliance with the financial covenants for the period then ended and whether any Event of Default (as defined in the Notes) exists, and, if so, the nature thereof and the corrective measures the Borrowers propose to take.
         (D) Availability Compliance Certificate, substantially in the form of Exhibit D (an "Availability Compliance Certificate") within 15 days after the end of each month.
         (E) Accounts receivable and accounts payable aging reports within 15 days after the end of each month.

2.       The Guarantor will deliver to the Bank:

         a. Financial Statements for its fiscal year, within 90 days after the end of each fiscal year, audited and certified by a certified public accountant acceptable to the Bank.

         b. Financial Statements for each fiscal quarter except the fourth quarter, within 45 days after the end of each quarter.

         "Financial Statements" means the consolidated and consolidating balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

FINANCIAL COVENANTS:

         a. Fixed Charge Coverage Ratio. The Borrowers shall maintain a ratio of (i) EBITDA minus Capital Expenditures to (ii) the sum of income taxes, interest expense, dividends and scheduled principal payments, all determined in accordance with GAAP as of the last day of any fiscal quarter for the period of twelve consecutive months then ending greater than 1.00 to 1.00.

                  For purposes of this subparagraph and subparagraph (c) below, "EBITDA" shall mean net income, excluding any extraordinary gains and extraordinary non-cash losses plus interest expense, income taxes, depreciation expense and amortization expense, to the extent that each of the same has been deducted in calculating net income.

                  For purposes of this subparagraph and subparagraph (d) below, "Capital Expenditure" shall mean an expenditure for any fixed asset or any improvements or additions thereto, including direct or indirect acquisition of such asset and capitalized leases, but excluding assets acquired pursuant to an acquisition permitted under this Agreement, which expenditure is capitalized in accordance with GAAP.

         b. Interest Coverage Ratio. The Borrowers maintain a ratio of (i) EBIT to (ii) interest expense, all determined in accordance with GAAP as of the last day of any fiscal quarter for the period of twelve consecutive months then ending greater than
                  2.0 to 1.0

                  For purposes of this subparagraph, "EBIT"shall mean EBITDA minus depreciation expense and amortization expense.

         c.       Leverage Ratio. The Borrowers shall not permit the ratio of
                  (i) funded indebtedness of the Borrowers (including subordinated debt and capitalized leases) to (ii) EBITDA, all determined in accordance with GAAP as of the end of any fiscal quarter for the period of twelve consecutive months then ending, to exceed 3.00 to 1.00.

         d. Capital Expenditures. The Borrowers will not permit Capital Expenditures of the Borrowers incurred during any fiscal year to be greater than $350,000.

         e. Availability. The Borrowers shall not permit the aggregate principal amount of indebtedness outstanding at any one time under the Line of Credit to exceed the sum of (i) the difference between (A) 80% of the sum of Borrowers accounts receivable at such time plus costs and estimated earnings in excess of billings on uncompleted contracts minus (B) 100% of billings in excess of costs and estimated earnings at such time on uncompleted contracts and (ii) 50% of Borrowers inventory at such time.

AFFIRMATIVE COVENANTS:

         The Borrowers shall:

         a. Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times during normal business hours and following reasonable notice, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrowers will make available to the Bank for examination copies of any reports, statements or returns which the Borrowers may make to or file with any governmental department, bureau or agency, federal or state.

         b. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrowers, their income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrowers shall have set aside adequate reserves or made other adequate provisions with respect thereto acceptable to the Bank in its sole discretion.

         c. Maintenance of Existence, Operation and Assets. Do all things necessary to maintain, renew and keep in full force and effect their organizational existence and all rights, permits and franchises necessary to enable them to continue their business; continue in operation in substantially the same manner as at present; keep their properties in good operating condition and repair; and make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

         d. Insurance. Maintain with financially sound and reputable insurers, insurance with respect to their property and business against such casualties and contingencies, of such types and in such amounts as is customary for established companies engaged in the same or similar business and similarly situated.

         e. Compliance with Laws. Comply with all laws applicable to the Borrowers and to the operation of their business (including any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls).

         f. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrowers propose to take with respect thereto): (i) any Event of Default or potential Event of Default, (ii) any litigation in excess of $50,000 and not covered by insurance filed by or against the Borrowers,
                  (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as such terms are defined in ERISA) or (iv) any event which might result in a material adverse change in the business, assets, operations, financial condition or results of operation of the Borrowers.

NEGATIVE COVENANTS:

         a. The Borrowers will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest or lien of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements, except liens disclosed on the Borrowers's latest Financial Statements provided to the Bank prior to the date of this letter (including the PIDA Mortgage); provided, however, that the foregoing restrictions shall not prevent the Borrowers from:

                  (i) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

                  (ii) making pledges or deposits to secure obligations under workers' compensation laws or similar legislation;

                  (iii) granting liens or security interests in favor of the Bank; or

                  (iv) granting liens to secure additional indebtedness permitted in (b)(iv) and (b)(v) below.

         b. The Borrowers will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except (i) indebtedness to the Bank, (ii) open account trade debt incurred in the ordinary course of business and not past due, (iii) intercompany loans among Borrowers, (iv) purchase money indebtedness, (v) capitalized leases, (v) other indebtedness disclosed on the Borrowers' latest Financial Statements (including the PIDA Mortgage) which have been provided to the Bank prior to the date of this letter.

         c. The Borrowers will not liquidate, merge or consolidate (other than among the Borrowers and as long as CECO Filters is either the survivor or remains the parent of the Borrowers which merge or consolidate after such merger or consolidation) with any person, firm, corporation or other entity without the Bank's prior approval, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired, except in the ordinary course of business.

         d. The Borrowers will not directly or indirectly make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, without the Bank's prior approval.

         e. The Borrowers will not declare or pay any dividends on or make any distribution with respect to any class of its equity or purchase, redeem, retire or otherwise acquire any of its equity.

         f. The Borrowers will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business.

         g. The Borrowers will not engage in any business either directly or indirectly except for businesses in which the Borrowers are engaged on the date of this letter agreement and any business activities directly related, similar or incidental or ancillary to such existing business.

                                    EXHIBIT C


                         FORM OF COMPLIANCE CERTIFICATE


                  This Certificate is executed and delivered in connection with the Letter Agreement dated March 16, 1999 (together with all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereof and thereto, the "Letter Agreement") between CECO Filters, Inc., Air Purator Corporation, New Busch Co., Inc. and U.S. Facilities Management Company, Inc. (collectively, the "Borrowers") and PNC Bank, National Association (the "Bank"). Capitalized terms appearing herein but not defined herein shall have the meanings assigned to them in the Letter Agreement.

                  The undersigned, [insert name], [insert title] of CECO Filters, Inc., hereby certifies on behalf of the Borrowers to the Bank, with respect to the fiscal [quarter] [year] ended ____________, ____ (the "Fiscal Period"), as follows:

         1. The Fixed Charged Coverage Ratio as of the end of the Fiscal Period is _____ as detailed below:

         EBITDA                             ________________

minus capital expenditures                  ________________

                  Total                                       (A)_______________

         Income taxes                       ________________
plus     interest expense                   ________________
plus     dividends                          ________________
plus     scheduled principal payments  ________________

                  Total                                       (B)_______________
         The ratio of (A) to (B) is                            _________________

2. The Interest Coverage Ratio as of the end of the Fiscal Period is ____________ as detailed below:

         EBIT                                    (A) ______________

         Interest expense                        (B) ______________

         The ratio of (A) to (B) is                  ______________

3. The Leverage Ratio as of the end of the Fiscal Period is ________________ as detailed below:

                  Total Indebtedness             (A) _____________

                  EBITDA                         (B) _____________

         The ratio of (A) to (B) is                  _____________


                  IN WITNESS WHEREOF, I have signed this Certificate as of the ____ day of __________, ____.


                                          CECO FILTERS, INC.


                                          By____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT D

                   FORM OF AVAILABILITY COMPLIANCE CERTIFICATE

                  This Certificate is executed and delivered in connection with the Letter Agreement dated March 16, 1999 (together with all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereof and thereto, the "Letter Agreement") between CECO Filters, Inc., Air Purator Corporation, New Busch Co., Inc. and U.S. Facilities Management Company, Inc. (collectively, the "Borrowers") and PNC Bank, National Association (the "Bank"). Capitalized terms appearing herein but not defined herein shall have the meanings assigned to them in the Letter Agreement.

                  The undersigned, [insert name], [insert title] of CECO Filters, Inc. hereby certifies on behalf of the Borrowers to the Bank, with respect to and as of the month ended __________, _____ as follows:

               plus     Accounts Receivables                $ __________________
                        costs and estimated
                        earnings in excess of
                        billings on uncompleted
                        contracts                           $ __________________

                                                                   x     .80

                                                              _______________(A)
               minus    billings in excess of costs
                        and estimated earnings on
                        uncompleted contracts               $ _______________(B)




               (A)  - (B)                                   $ _______________(C)


                  Inventory                                 $ _______________

                                                                    x   .50

                                                            $________________(D)

                  (C) + (D)                                 $________________



                  IN WITNESS WHEREOF, I have signed this Certificate as of the ____ day of __________, ____.


                                          CECO FILTERS, INC.


                                          By____________________________________
                                            Name:
                                            Title: